Exhibit (d)(2)

STRICTLY CONFIDENTIAL

September 3, 2007

Danaher Corporation

2099 Pennsylvania Avenue, NW

12th Floor

Washington, D.C. 20006

Attention: Jonathan Schwarz

Ladies and Gentlemen:

You have requested information from Tektronix, Inc. (the “Company”) in connection with your consideration of a possible transaction regarding the Company (a “Transaction”). The Company may in its sole discretion from time to time furnish or otherwise make available to you certain information about its business in consideration for your agreement to abide by the confidentiality and other terms of this letter agreement (this “Agreement”).

1. Confidentiality.

(a) You agree to keep confidential and to use only for the purpose of evaluating a possible Transaction between us all non-public information concerning the Company that the Company or its Representatives (as hereinafter defined) furnishes or otherwise provides to you or your Representatives in the course of your investigation and whether in oral, written or electronic form, together with any reports, analyses, compilations, forecasts, memoranda, notes, studies and any other written or electronic materials prepared by you or your Representatives that contain such information (collectively, the “Evaluation Material”); provided, however, that (i) any Evaluation Material may be disclosed to officers, directors, employees, accountants, legal counsel, investment bankers, commercial banks and other funding sources, consultants, and other representatives (such persons being generally referred to herein as “Representatives”) of yours who need to know such information for the purpose of evaluating a Transaction between us so long as you cause your Representatives to treat the Evaluation Material in a confidential manner and in accordance with the terms hereof, (ii) any disclosure of the Evaluation Material may be made to which the Company expressly consents in writing and (iii) any disclosure of the Evaluation Material may be made as outlined in Section 1(d) below. Notwithstanding the above, the term “Evaluation Material” does not include information that (i) was or becomes available to you on a non-confidential basis from a source other than the Company or its Representatives, provided that, after making reasonable inquiry, you do not know such other source to be bound by a confidentiality obligation to the Company with respect to such information, (ii) was or becomes available to the public (other than as a result of a breach by you or your Representatives of this Agreement), (iii) is already in your or your Representatives’ possession at the time of its disclosure or (iv) is independently developed by you without reference to any Evaluation Material. You agree to treat (and shall cause your Representatives to treat) the Evaluation Material with at least the degree of care that you treat similar materials of your own, or a higher standard of care if reasonable under the circumstances.

(b) Each of the parties hereto agrees that neither it nor any of its Representatives will, without the prior written consent of the other, directly or indirectly, (i) disclose to any other person (other than its Representatives) the fact that discussions or negotiations may take place, are taking place or have taken place concerning a possible Transaction or any of the terms or other facts relating thereto, including the status thereof, (ii) disclose to any other person (other than its Representatives) the existence or the terms of this Agreement, or (iii) disclose to any other person (other than its Representatives) that you or your Representatives have received or produced any Evaluation Material; provided, however, that any disclosure prohibited by this paragraph may be made to the extent the disclosing party has received the advice of its outside counsel that such disclosure is required to be made by it in order to avoid violating any federal or state law or rules or regulations of a national securities exchange or self-regulatory organization to which you are subject; and, provided further, that the disclosing party will notify the other party prior to making any such disclosure in accordance with the procedures outlined in section (d) below and will otherwise act in accordance with section (d) below (mutatis mutandis where the Company is the disclosing party).

(c) It is understood that all requests for information, facility tours or management meetings and discussions or questions regarding procedures will be submitted or directed to Sam Britton or Lev Finkelstein at Goldman, Sachs & Co. or such other persons designated and notified to you in writing from time to time by the Company (the “Company Designees”). It is understood that Goldman, Sachs & Co. will arrange for appropriate contacts for due diligence purposes, which contacts will be permitted hereunder.

(d) In the event that you or any of your Representatives are requested to disclose any Evaluation Material in connection with any judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, Civil Investigation Demand or similar process) or on advice of outside counsel, you will provide the Company with prompt written notice of such requirement(s) in advance of such disclosure where possible. You also agree, to the extent legally permissible and if possible, (i) to provide the Company with a list of any Evaluation Material you or any of your Representatives intend to disclose (and, if applicable, the text of the disclosure language itself) in advance of any such disclosure, and (ii) to cooperate with the Company to the extent it may seek to limit such disclosure, including, if requested, taking reasonable steps (at the Company’s expense) to resist or avoid any such disclosure. If you have not provided the Company with advance notice of any such disclosure because the provision of such advance notice was not possible, you agree, to the extent legally permissible, to provide the Company with prompt written notice of such disclosure after such disclosure is made, including a list of any Evaluation Material you or any of your Representatives disclosed (and, if applicable, the text of the disclosure language itself). Regardless of whether or not such advance notice was possible, you or your Representatives, as applicable, shall disclose only that portion of the Evaluation Material that you are advised is legally required to be disclosed by outside counsel and shall use commercially reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to any Evaluation Material that you or your Representatives are legally required to disclose after complying with the provisions of this paragraph.

(e) In the event that either party in its sole discretion determines that it does not wish to proceed with a possible Transaction, upon the request of the Company, you will (and you will cause your Representatives to) promptly deliver to the Company or, at your option, destroy all Evaluation Material, including, without limitation, expunging to the extent reasonably practicable all Evaluation Material from any computer, word processor or other device in your possession or in the possession of your Representatives, and you shall certify to the Company that you and your Representatives have done so; provided, however, that you and your Representatives need only use reasonable efforts to delete Evaluation Material from back-up, archival electronic storage or need not delete Evaluation Material from back-up, archival electronic storage, so long as only your or your Representatives’ information technology personnel responsible for the administration of such storage are able to access such Evaluation Material; provided, further, that if you or your Representatives or any such information technology personnel discover such Evaluation Material in such storage, you shall (or shall cause your Representatives or such information technology personnel to) promptly delete it. Notwithstanding the delivery or destruction of the Evaluation Material required by this paragraph, any and all duties and obligations existing under this Agreement shall remain in full force and effect during the term of this Agreement.

2. Non-Solicitation of Senior Employees.

For a period of 12 months from the date hereof, each of the parties agrees that it will not solicit for hire any senior employees of the other party or any of its subsidiaries with whom it has first come into contact in connection with the Transaction or evaluation thereof; provided, however, that general solicitation of employment through general advertisements or other means not specifically targeted to employees of yours or the Company, as applicable, shall not be deemed a violation of such party’s obligation not to solicit; provided, further, that the foregoing shall not apply to (i) any person who approached you without any solicitation or inducement by you or on your behalf or (ii) any person not employed by the Company or any of its subsidiaries at the time of the solicitation (mutatis mutandis where the Company is the approached or soliciting party).

3. Standstill.

(a) Subject to Section 3(b) of this Agreement, for a period of nine months from the date of this Agreement (the “Standstill Period”) you will not (and you will not request or encourage your affiliates or Representatives to on your behalf) without the prior written permission of the Company: (i) acquire or offer, seek, propose or agree to acquire, beneficial ownership of more than 1% of the voting securities of the Company or any consolidated assets of the Company, not counting any purchases of assets in the ordinary course, (ii) propose to enter into, directly or indirectly, any merger, consolidation, recapitalization, business combination or other similar transaction involving the Company, (iii) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote or seek to advise or influence any person with respect to the voting of any voting securities of the Company, (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to any voting securities of the Company, (v) otherwise act, alone or in concert with others, to seek to control or influence the management or policies of the Company or (vi) take any action which would reasonably be expected to force the Company to make a public announcement about this Agreement or a possible Transaction; provided, however, that nothing contained in this Agreement shall prevent you from making a confidential proposal to the Board of Directors of the Company, without public disclosure by you, for a tender offer, exchange offer, merger, other business combination, other extraordinary transaction or Combination (as defined in Section 3(b) of this Agreement) involving the Company or for an acquisition of all or a material portion of the common stock or the consolidated assets of the Company, provided that you are specifically invited in writing in advance to do so by the Company’s Board of Directors.

(b) If at any time during the Standstill Period (i) the Company enters into a definitive agreement providing for a Combination or the Company redeems any rights under, or modifies or agrees in writing to modify, a shareholder rights plan to facilitate any Combination, (ii) a tender or exchange offer that if consummated would constitute a Combination is made for securities of the Company, (iii) the Company engages in a formal, public “auction” process that includes consideration of one or more transactions that if consummated would constitute a Combination or (iv) a person or “group” (within the meaning of Section 13(d) under the Exchange Act) enters into an agreement or commences a proxy solicitation by which the person or “group” would, if successful, elect or acquire the ability to elect a majority of the Board of Directors of the Company, then the restrictions set forth in this Section 3 of this Agreement shall terminate and all other provisions of this Agreement shall continue to be in full force and effect in accordance with the terms hereof. A “Combination” shall mean a transaction in which (i) a person or “group” (within the meaning of Section 13(d) under the Exchange Act) acquires, directly or indirectly, securities representing a majority of the voting power of the outstanding securities of the Company or properties or assets constituting a majority of the consolidated assets of the Company and its subsidiaries or (ii) in any case not covered by (i), the Company engages in a merger or other business combination such that the holders of voting securities of the Company immediately prior to the transaction do not own a majority of the voting power of securities of the resulting entity.

(c) In the event that the Company has entered into (or amended, modified or waived) or enters into (or amends, modifies or waives) a confidentiality or “standstill” agreement or similar arrangement with any person in connection with a possible transaction involving a Combination that, either as an initial matter or by virtue of such amendment, modification or waiver, (i) contains any “standstill” provision(s) that are, in any respect, materially more favorable to or materially less restrictive of the other party to such agreement than the provision(s) of this Agreement are with respect to you (provided, however, that for the avoidance of doubt any “standstill” restriction with a term shorter than the “standstill” term of this Agreement shall be deemed to be so materially more favorable and materially less restrictive) or (ii) does not include any “standstill” provisions, then this Section 3 of this Agreement shall automatically be deemed to be amended to conform the provision(s) of this Agreement with such more favorable or less restrictive provision(s) (or, if such confidentiality agreement does not include any “standstill” provisions, to remove the restrictions imposed by this Section 3 of this Agreement in their entirety) and the Company shall promptly provide you with written notice of such development including a copy of such “standstill” provision(s) (which need not identify such other party) or notify you of the absence of any “standstill” provisions in such agreement, as the case may be; provided, however, that you may, by written notification, reject any such change and elect to retain some or all of the pre-existing “standstill” provisions applicable to you.

4. No Representations or Warranties.

You understand and agree that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, on which you or your Representatives may rely, as to the accuracy or completeness of the Evaluation Material for your or their purposes and that only those representations and warranties made by us in writing in a subsequent definitive agreement with you related to a Transaction, if any, shall have any legal effect.

5. Equitable Relief.

Each party, without prejudice to any rights at law that it may otherwise have, shall be entitled to seek equitable relief, including, without limitation, injunction and specific performance, in the event of any breach of the provisions of this Agreement by the other party. Each party agrees that it will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law.

6. No Obligation.

It is understood and agreed that no contract or agreement providing for any transaction shall be deemed to exist among any of the parties hereto unless and until a definitive agreement concerning a transaction has been executed by and delivered to all parties hereto. It is further agreed that, unless and until a definitive agreement between the parties concerning a transaction is executed and delivered, neither party shall have any legal obligation of any kind whatsoever with respect to such transaction by virtue of this Agreement or any other written or oral expression with respect to such transaction except, in the case of this Agreement, for the matters specifically agreed to herein. For purposes of this paragraph, the term “definitive agreement between the parties concerning a transaction” does not include an executed memorandum of understanding, letter of intent or other preliminary agreement.

7. Compliance with Law.

You hereby confirm that you are aware and that your Representatives have been advised that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities.

8. Miscellaneous.

(a) Unless terminated earlier pursuant to the terms hereof, each party’s obligations under this Agreement expire two years from the date hereof; provided, however, that, notwithstanding anything to the contrary in this Agreement, if either party decides not to proceed with a possible Transaction, your obligations hereunder to keep confidential and not to use (and to cause your Representatives to keep confidential and not to use) Evaluation Material shall expire three years from the date hereof.

(b) It is agreed that no failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) The term “person” as used in this Agreement shall be broadly interpreted to include, without limitation, the media and any corporation, company, firm, group, limited liability company, partnership, trust, joint venture, governmental entity or individual.

(d) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without regard to any conflict of laws principles.

(e) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and verbal, between the parties with respect to the subject matter hereof. In furtherance and not in limitation of the preceding sentence, no subsequent acceptance of any license agreement, terms of use or other similar provisions required for access to any electronic data room shall be deemed to modify any of the provisions of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment of this Agreement by any party, except to an affiliate or by operation of law, without the prior written consent of the other party shall be void and shall constitute a breach of this Agreement.

(f) If any part or provision of this Agreement is held to be illegal or unenforceable, the validity of the remaining parts or provisions shall not be affected and the provision held illegal or unenforceable will be construed in a manner to allow enforceability and to effect the intent of the parties as nearly as possible.

(g) This Agreement may only be amended by a separate writing signed by the Company and you expressly amending this Agreement. Any provision of this Agreement may be waived by the party entitled to the benefit thereof, if in writing and signed by the party entitled to the benefit thereof.

(h) This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same document. Counterparts may be exchanged by facsimile transmission or e-mail of scanned signatures, and such electronically transmitted counterparts shall have the full force and effect of original signatures.

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If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement, whereupon this Agreement will constitute our agreement with respect to the subject matter hereof.

Very truly yours,

TEKTRONIX, INC.

By:	/s/ JAMES F. DALTON
Name:	James F. Dalton
Title:	Senior Vice President

CONFIRMED AND AGREED TO:

DANAHER CORPORATION

By:	/s/ JONATHAN SCHWARZ
Name:	Jonathan Schwarz
Title:	Director, Corporate Development

Dated: 9/3/07